CONTRACT

BETWEEN

MIZATI LUXURY ALLOY WHEELS, INC.

AND

MAXFUNG TRADING COMPANY

Mizati Luxury Alloy Wheels, Inc. (herein referred to as "Company"), a California Corporation and MaxFung Trading Company (herein referred to as "Consultants") agree to the following terms and conditions set forth in this contract:

MaxFung Trading Company shall provide Investor Relations Services which includes, but is not limited to: introduction of the Company to new investors, liaison with current shareholder base, introduction of the Company to new funds, and introduction of the Company to new possible vendors.

Consultant will be compensated by the Company in the form of 5,000,000 shares of common stock of the Company under Rule 144 restriction at a par value of $.02 per share upon execution of this contract.

Term of Contract: Expire on March 1, 2012

It is fully expected of the Consultant to locate and obtain funding for the Company. It is agreed by both parties that if sufficient funding (as determined below) is not obtained through the Consultant by the expiration date of this contract, the Consultant is obligated to return a portion of the received compensation at the following rate:

During the duration of this contract, if less than $150,000 USD of funding is obtained through the Consultant, 2,000,000 shares of the compensation issued will be returned to the issuer. If less than $120,000 USD of funding is obtained through the Consultant, 5,000,000 shares of the compensation issued will be returned to the issuer.

This contract will be valid for a period of three (3) years from March 01, 2009 and ending on March 01, 2012 unless otherwise amended and agreed upon by both parties in writing.

Upon execution by both parties, this contract will become legally binding under the governance of the State of California.

Hazel Chu	Hsun-Ching Chuang
Mizati Luxury Alloy Wheels, Inc.	Maxfung Trading Co.
FEB 9, 2009	
Date	Date